Exhibit 1

Media Relations Jorge Pérez +52 (81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendón +52 (81) 8888-4256 ir@cemex.com	Analyst Relations Luis Garza +52 (81) 8888-4136 ir@cemex.com

CEMEX ANNOUNCES INTEREST RATE AND INITIAL CONVERSION RATE APPLICABLE TO ITS CONVERTIBLE NOTES DUE 2020

MONTERREY, MEXICO. MARCH 25, 2015 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that the interest rate of its U.S.$200 million in aggregate principal amount of Convertible Subordinated Notes due 2020 (the “Convertible Notes”) is 3.720% and the initial conversion rate of the Convertible Notes is 80.7735 of CEMEX’s American Depositary Shares (the “ADSs”) per U.S.$1,000 principal amount of the Convertible Notes.

The interest rate applicable to the Convertible Notes of 3.720% was determined based on the 5-year swap rate on March 11, 2015 (1.770%), plus a spread of 195 basis points. Because the average of the daily volume-weighted average prices of the ADSs for the 5 trading day period beginning on March 18, 2015 (the “5 Day Average VWAP”) was U.S.$9.5233, which is higher than U.S.$8.62, no adjustment to the interest rate was required. Interest on the Convertible Notes will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2015.

The initial conversion price applicable to the Convertible Notes of U.S.$12.3803 was determined as the amount equal to the greater of (a) U.S.$11.20, (b) U.S.$12.3803, which is 130% of the 5 Day Average VWAP of the ADSs, and (c) U.S.$10.659, which is 110% of the closing sale price of the ADSs on the New York Stock Exchange on March 13, 2015. The initial conversion rate of the Convertible Notes of 80.7735 ADSs per $1,000 principal amount of the Convertible Notes is equal to the quotient of (x) 1,000 divided by (y) the initial conversion price of U.S.$12.3803, rounded to the nearest 1/10,000th of an ADS.

After taking into account the 5 Day Average VWAP of U.S.$9.5233, the final version of the make-whole table for the Convertible Notes, which sets forth the number of additional ADSs to be added to the conversion rate for conversions of the Convertible Notes in connection with a Fundamental Change, as defined in the indenture governing the Convertible Notes (the “Indenture”), is set forth below.

The ADS prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the Convertible Notes is otherwise adjusted. The adjusted ADS prices will equal the ADS prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the ADS price adjustment, and the denominator of which is the conversion rate as so adjusted. The number of additional ADSs will be adjusted in the same manner as the conversion rate is otherwise adjusted.

	ADS Price
	$9.52	$10.48	$11.43	$12.38	$13.33	$14.28	$15.24	$16.19	$17.14	$19.05	$23.81	$28.57
March 13, 2015	24.2321	24.1534	22.2181	20.6263	19.3116	18.2248	17.3207	16.5646	15.9283	14.9297	13.3903	12.4957
March 15, 2016	24.2321	22.5993	20.3364	18.4957	16.9983	15.7813	14.7890	13.9783	13.3116	12.3025	10.8733	10.1309
March 15, 2017	24.2321	20.9066	18.2027	16.0344	14.3060	12.9346	11.8467	10.9846	10.3000	9.3171	8.0844	7.5394
March 15, 2018	24.2321	18.9871	15.6458	13.0196	10.9878	9.4358	8.2629	7.3808	6.7204	5.8572	4.9783	4.6791
March 15, 2019	24.2321	16.8198	12.3707	8.9874	6.5313	4.8166	3.6594	2.9024	2.4172	1.9227	1.6360	1.5719
March 15, 2020	24.2321	16.1551	8.0770	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If the exact ADS prices and effective dates are not set forth in the make-whole table and the ADS price is:

(1) between two adjacent ADS price amounts in the make-whole table or the effective date is between two adjacent effective dates in the make-whole table, the number of additional ADSs will be determined by a straight-line interpolation between the number of additional ADSs set forth for the higher and lower ADS price amounts and the two dates based on a 365-day year, as applicable.

(2) greater than U.S.$28.57 per ADS (subject to adjustment in the same manner as the ADS prices set forth in the column headings of the make-whole table), no additional ADSs will be issued upon conversion.

(3) less than U.S.$9.52 per ADS (subject to adjustment in the same manner as the ADS prices set forth in the column headings of the make-whole table), no additional ADSs will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of ADSs issuable upon conversion of U.S.$1,000 principal amount of the Convertible Notes exceed 116.0714 ADSs, subject to adjustment for events from and after September 26, 2014 in the same manner as the conversion rate as set forth in section 12.05(a) of the Indenture.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. None of the Convertible Notes or the ADSs and Certificados de Participación Ordinarios (CPOs) underlying the Convertible Notes, have been, or will be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. Unless so registered, the Convertible Notes and the securities issuable upon conversion of the Convertible Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

THE CONVERTIBLE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE NATIONAL SECURITIES REGISTRY (REGISTRO NACIONAL DE VALORES) MAINTAINED BY THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION (COMISIÓN NACIONAL BANCARIA Y DE VALORES, OR CNBV), AND MAY NOT BE OFFERED OR SOLD PUBLICLY, OR

OTHERWISE BE THE SUBJECT OF BROKERAGE ACTIVITIES, IN MEXICO, EXCEPT THAT THE CONVERTIBLE NOTES MAY BE OFFERED AND SOLD IN MEXICO PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION SET FORTH IN ARTICLE 8 OF THE MEXICAN SECURITIES MARKET LAW (LEY DEL MERCADO DE VALORES), TO INSTITUTIONAL AND QUALIFIED INVESTORS AS DEFINED UNDER MEXICAN LAW AND RULES THEREUNDER. THE INFORMATION CONTAINED HEREIN AND IN THE OFFERING MEMORANDUM IS THE EXCLUSIVE RESPONSIBILITY OF CEMEX AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE CNBV.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. Many factors could cause the actual results, performance, or achievements of CEMEX or the project herein described to be materially different from those expressed or implied in this release. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. CEMEX assumes no obligation to update or correct the information contained in this press release.

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